CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements of Applebee's International, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding a change in accounting for stock-based compensation upon the adoption of Statement of Financial Accounting Standards No. 123(R), "Share-Based Payment"), and management's report on the effectiveness of internal control over financial reporting dated February 28, 2007, appearing in the Annual Report on Form 10-K of Applebee's International, Inc. and subsidiaries for the year ended December 31, 2006.

DELOITTE & TOUCHE LLP

Kansas City, Missouri
June 8, 2007